EXHIBIT 2.2
AMENDMENT #1 TO CONTRIBUTION AGREEMENT
     THIS AMENDMENT #1 TO CONTRIBUTION AGREEMENT (this “Amendment”) is made as of the 16 day of January, 2007, by and between VMS NATIONAL PROPERTIES JOINT VENTURE, an Illinois general partnership (“Contributor”), AIMCO PROPERTIES, L.P., a Delaware limited partnership (“Parent”) and AIMCO PROPERTIES, LLC, a Delaware limited liability company (“Contributee”).
W I T N E S S E T H :
     Contributor, Parent and Contributee are parties to that certain Contribution Agreement dated as of August 21, 2006 (the “Agreement”).
     Contributor, Parent and Contributee desire to amend the Agreement to account for the results reflected in updated appraisals for the Real Property, as hereinafter more particularly set forth.
     In consideration of the covenants and provisions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
     1. Defined Terms. All capitalized terms used in this Amendment which are not otherwise defined herein are used with the same meaning attributed to such capitalized terms in the Agreement.
     2. Consideration. Section 1(c) of the Agreement is hereby amended by replacing the reference to “Two Hundred Twenty Four Million Two Hundred Twenty Eight Thousand, Two Hundred Sixty and No/100 Dollars ($224,228,260.00)” therein with “Two Hundred Thirty Million Seventy-Eight Thousand, Two Hundred Sixty and No/100 Dollars ($230,078,260.00)”.
     3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
     4. No Other Amendments. Except as expressly set forth herein, the parties make no other amendment, alteration or modification of the Agreement nor do they, nor does any of them, by executing this Amendment, waive any provision of the Agreement or any right that they or it may have thereunder.
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     IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment as of the day and year first above written.

CONTRIBUTOR: VMS NATIONAL PROPERTIES JOINT VENTURE, an Illinois general partnership
By:	VMS NATIONAL RESIDENTIAL PORTFOLIO I, an Illinois limited partnership

	By:	MAERIL, INC,. a Delaware corporation, its general partner

By:	/s/ Martha L. Long
Name: Martha L. Long
Its: Senior Vice President

By:	VMS NATIONAL RESIDENTIAL PORTFOLIO II, an Illinois limited partnership

	By:	MAERIL, INC,. a Delaware corporation, its general partner

By:	/s/ Martha L. Long
Name: Martha L. Long
Its: Senior Vice President

PARENT: AIMCO PROPERTIES, L.P., a Delaware limited partnership
By:	AIMCO-GP, INC., a Delaware corporation, its general partner

By:	/s/ Harry G. Alcock
	Name:	Harry G. Alcock
	Its:	Executive Vice President and Chief Investment Officer

CONTRIBUTEE: AIMCO PROPERTIES, LLC, a Delaware limited liability company
By:	AIMCO PROPERTIES, L.P., a Delaware limited partnership, its sole member

By:	AIMCO-GP, INC., a Delaware corporation, its general partner

By:	/s/ Harry G. Alcock
	Name:	Harry G. Alcock
	Its:	Executive Vice President and Chief Investment Officer